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                                                                   EXHIBIT 99.1




[ODYSSEY LOGO]


                                        CONTACT:
                                        Odyssey HealthCare, Inc.
                                        Doug Cannon
                                        Chief Financial Officer
                                        214-922-9711

                                        FD Morgen-Walke
                                        Lanie Fladell
                                        (212) 850-5600

                   ODYSSEY HEALTHCARE ANNOUNCES STOCK DIVIDEND

Dallas, TX, January 27, 2003 - Odyssey HealthCare, Inc. (Nasdaq:ODSY) today announced that its Board of Directors has authorized a three-for-two stock split payable in the form of a fifty percent stock dividend to be distributed on February 21, 2003, to stockholders of record at the close of business on February 6, 2003.

"We are very pleased that our strong operating performance has been recognized by the stock market which affords us this opportunity to distribute our first stock dividend. We believe that the three-for-two split of Odyssey's common stock will further improve trading liquidity and broaden ownership of the Company's common stock," said Richard R. Burnham, Chairman and Chief Executive Officer.

The Company currently has approximately 15.7 million shares of common stock outstanding. Subsequent to the payment date of the stock dividend, the Company will have approximately 23.6 million shares of common stock outstanding.

Based in Dallas, Texas, Odyssey HealthCare is one of the largest providers of hospice care in the United States in terms of both daily census and number of locations. The Company currently has 56 hospice locations in 25 states. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms, and by addressing the psychosocial and spiritual needs of patients and their families.

Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are subject to known



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and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, the disclosure contained under the heading "Some Risks Related to Our Business" in "Item 1. Business" of Odyssey's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2002. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.


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